UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment _____)*

                            BLUESTONE SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    09623P102
       -------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |_|      Rule 13d-1(c)
                  |X|      Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                SCHEDULE 13G


CUSIP No. 09623P1026                              Page  2 of  11 Pages


1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GE CAPITAL EQUITY INVESTMENTS, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES            0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH        2,658,562

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH          0

                 8  SHARED DISPOSITIVE POWER

                     2,658,562

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,658,562

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.4%

12  TYPE OF REPORTING PERSON*

     CO

CUSIP No.  09623P102                              Page  3 of  11 Pages


1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GENERAL ELECTRIC CAPITAL CORPORATION

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES            0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH        2,658,562

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH          0

                 8  SHARED DISPOSITIVE POWER

                     2,658,562

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,658,562

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.4%

12  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 09623P102                               Page  4 of  11 Pages


1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GENERAL ELECTRIC CAPITAL SERVICES, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES            0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH        DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH          0

                 8  SHARED DISPOSITIVE POWER

                     DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      DISCLAIMED. SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 09623P102                               Page  5 of  11 Pages


1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GENERAL ELECTRIC COMPANY

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES            0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH        DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH          0

                 8  SHARED DISPOSITIVE POWER

                     DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

     CO

Item 1.

(a)       NAME OF ISSUER: Bluestone Software Inc.

(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          1000 Briggs Rd.
          Mt. Laurel, New Jersey 08054



Item 2.

1.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          GE Capital Equity Investments, Inc.
          120 Long Ridge Road
          Stamford, Connecticut. 06927

          Citizenship: Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER: 09623P102


2.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          General Electric Capital Corporation
          260 Long Ridge Road
          Stamford, Connecticut. 06927

          Citizenship: New York

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER: 09623P102


3.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          General Electric Capital Services, Inc.
          3135 Easton Turnpike
          Fairfield, Connecticut. 06431

          Citizenship: Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER: 09623P102


4.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          General Electric Company
          3135 Easton Turnpike
          Fairfield, Connecticut. 06431

          Citizenship: New York

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER: 09623P102


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


(a)[  ]   Broker or Dealer registered under Section 15 of the Act (15
          U.S.C. 78o);

(b)[  ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)[  ]   Insurance Company as defined in Section 3(a)(19) of the Act (15
          U.S.C. 78c);

(d)[  ]   Investment Company registered under Section 8 of the Investment
          Company Act (15 U.S.C. 80a-8);

(e)[  ]   An investment advisor in accordance with Section
          240.13d-1(b)(1)(ii)(E);

(f)[  ]   An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

(g)[  ]   A parent holding company or control person, in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

(h)[  ]   A savings association as defined in Section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813);


(i)[  ]   A church plan that is excluded from the definition of an
          investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


(j)[  ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


If this statement is filed pursuant to ss. 240.13d-1(c), check this box.  |_|


Item 4.   OWNERSHIP:


1.        GE Capital Equity Investments, Inc.

(a)       AMOUNT BENEFICIALLY OWNED: 2,658,562 shares of Common Stock.

(b)       PERCENT OF CLASS: 12.4%

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)       sole power to vote or to direct the vote:

                    0

          (ii)      shared power to vote or to direct the vote:

                    2,658,562

          (iii) sole power to dispose or to direct the disposition of:

                    0

          (iv) shared power to dispose or to direct the disposition of:

                    2,658,562


2.        General Electric Capital Corporation

(a)       AMOUNT BENEFICIALLY OWNED: 2,658,562 shares of Common Stock.

(b)       PERCENT OF CLASS: 12.4%

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)       sole power to vote or to direct the vote:

                    0

          (ii)      shared power to vote or to direct the vote:

                    2,658,562

          (iii) sole power to dispose or to direct the disposition of:

                    0

          (iv) shared power to dispose or to direct the disposition of:

                    2,658,562


3.        General Electric Capital Services, Inc.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)       PERCENT OF CLASS: Disclaimed. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)       sole power to vote or to direct the vote:

                    0

          (ii)      shared power to vote or to direct the vote:

                    Disclaimed. See (a) above.

          (iii) sole power to dispose or to direct the disposition of:

                    0

          (iv) shared power to dispose or to direct the disposition of:

                    Disclaimed. See (a) above.


4.        General Electric Company

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)       PERCENT OF CLASS: Disclaimed. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)       sole power to vote or to direct the vote:

                    0

          (ii)      shared power to vote or to direct the vote:

                    Disclaimed. See (a) above.

          (iii) sole power to dispose or to direct the disposition of:

                    0

          (iv) shared power to dispose or to direct the disposition of:

                    Disclaimed. See (a) above.


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.


Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not applicable.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY:

          Not applicable.


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          See Exhibit 1 for Joint Filing Agreement.


Item 9.   NOTICES OF DISSOLUTION OF GROUP:

          Not applicable.


Item 10.  CERTIFICATION:

          Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  FEBRUARY 9, 2000

                              GENERAL ELECTRIC CAPITAL CORPORATION

                              By: /S/ MICHAEL E. PRALLE
                                 --------------------------------------
                                   NAME: MICHAEL E. PRALLE
                                   TITLE: VICE PRESIDENT


                              GE CAPITAL EQUITY INVESTMENTS, INC.

                              By: /S/ MICHAEL E. PRALLE
                                 --------------------------------------
                                   NAME: MICHAEL E. PRALLE
                                   TITLE: PRESIDENT/ GENERAL MANAGER


                              GENERAL ELECTRIC CAPITAL SERVICES, INC.

                              By: /S/ MICHAEL E. PRALLE
                                 --------------------------------------
                                   NAME: MICHAEL E. PRALLE
                                   TITLE: ATTORNEY-IN-FACT*


                              GENERAL ELECTRIC COMPANY

                              By: /S/ MICHAEL E. PRALLE
                                 --------------------------------------
                                   NAME: MICHAEL E. PRALLE
                                   TITLE: ATTORNEY-IN-FACT*